Prospectus Supplement #6                        Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated May 29, 2001)                    Registration No. 333-58038


                       AFFILIATED COMPUTER SERVICES, INC.

                                  $316,990,000

         3.50% Convertible Subordinated Notes due February 15, 2006 and
      3,649,094 Shares of Class A Common Stock, $0.01 Par Value Per Share,
                      Issuable Upon Conversion of the Notes

                                  -------------

         This prospectus supplement relates to the resale by the holders of Affiliated Computer Services, Inc. 3.50% Convertible Subordinated Notes Due February 15, 2006 and 3,649,094 shares of Class A Common Stock, $0.01 par value per share, issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 29, 2001 relating to such notes and shares, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by (1) adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and (2) superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are specified below:

                                                                             NUMBER OF SHARES OF CLASS A COMMON STOCK
                                                           PRINCIPAL         ----------------------------------------
                                                            AMOUNT OF
                                                             NOTES
                                                          BENEFICIALLY
                                                          OWNED AND          BENEFICIALLY   OFFERED     OWNED AFTER
      NAME OF SELLING SECURITYHOLDER                    OFFERED HEREBY         OWNED(1)     HEREBY      THE OFFERING
      ------------------------------                    --------------       ------------   -------     -------------
NOT PREVIOUSLY LISTED
Farmers Mutual Protective Association of Texas........      120,000            1,381         1,381            -0-
Innovest Finanzdienstleistungs........................      390,000            4,489         4,489            -0-
Tuscarora Wayne Mutual Insurance Company..............       80,000              920           920            -0-

PREVIOUSLY LISTED
Colonial Life Insurance Company of Texas..............       40,000              460           460            -0-
Federated Rural Electric Insurance Exchange...........      370,000            4,259         4,259            -0-
Goldman Sachs and Company.............................    8,710,000          100,266       100,266            -0-
Pell Rudman Trust Co..................................    3,824,000           44,020        44,020            -0-

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(1) These shares of Class A Common Stock are issuable upon conversion of the notes.

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           The date of this prospectus supplement is January 25, 2002